Exhibit 99.1

NEWS RELEASE

The Progressive Corporation	Company Contact:
6300 Wilson Mills Road	Matt Downing
Mayfield Village, Ohio 44143	(440) 395-4222
http://www.progressive.com

PROGRESSIVE ANNOUNCES DIRECTOR RESIGNATION
MAYFIELD VILLAGE, OHIO - August 1, 2014 - The Progressive Corporation today announced that Heidi G. Miller, Ph.D., a director since 2011, has resigned from its Board of Directors.
Glenn M. Renwick, the Company’s Chairman of the Board, President and Chief Executive Officer, commented: “On behalf of the Board, I would like to thank Heidi for the many contributions that she has made during her tenure on the Board and on our Audit Committee. We were sorry to hear of her decision to resign, but understand she has accepted another board opportunity whose meetings conflict with those of our Board.”
About Progressive
The Progressive Group of Insurance Companies makes it easy to understand, buy, and use auto insurance. Progressive offers choices so consumers can reach it whenever, wherever, and however it’s most convenient-online at
http://www.progressive.com, by phone at 1-800-PROGRESSIVE, on a mobile device or in-person with a local agent.

Progressive offers insurance for personal and commercial autos and trucks, motorcycles, boats, recreational vehicles, and homes. It’s the fourth largest auto insurer in the country, the largest seller of motorcycle insurance, and a leader in commercial auto insurance. Progressive also offers car insurance online in Australia at
http://www.progressiveonline.com.au.

Founded in 1937, Progressive continues its long history of offering shopping tools and services that save customers time and money, like Name Your Price®, the Snapshot Discount®, and a concierge level of claims service.

The Common Shares of The Progressive Corporation, the Mayfield Village, Ohio-based holding company, trade publicly at NYSE:PGR.